Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201

www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
October 29, 2010	Doha	Paris
	Dubai	Riyadh
Owens-Illinois, Inc.	Frankfurt	Rome
One Michael Owens Way	Hamburg	San Diego
Perrysburg, Ohio 43551-2999	Hong Kong	San Francisco
Attention: James W. Baehren	Houston	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.

Re:  Registration Statement No. 333-           ; up to 14,534,298 shares of Common Stock, $0.01 par value per share

Ladies and Gentlemen:

We have acted as special counsel to Owens-Illinois, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration for re-sale of up to 14,534,298 shares of common stock, $0.01 par value per share (the “Shares”).  The Shares are included in a registration statement on Form S—3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 29, 2010 (Registration No. 333—      ) (as amended, the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus (as defined below), other than as expressly stated herein with respect to the issue of the Shares.

You have provided us with a draft prospectus (the “Prospectus”) which is a part of the Registration Statement.  The Prospectus provides that it may be supplemented in the future by one or more supplements to the Prospectus (each a “Prospectus Supplement”).  The Prospectus, as supplemented by various Prospectus Supplements, provides for the offering pursuant to Rule 415(a)(1) under the Act for re-sale of the Shares by certain holders of Owens-Brockway Glass Container Inc.’s 3.00% Exchangeable Senior Notes due 2015.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been issued by the Company in the circumstances contemplated by the Indenture dated May 7, 2010 among the Company, Owens-Brockway Glass Container Inc., the Guarantors (as defined therein) and U.S. Bank National Association, the issuance of the Shares will have been duly authorized by all necessary corporate action of the Company, the Shares will be validly issued, and the Shares will be fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP